Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WHITE RIVER CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-1908796
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

250 North Shadeland Avenue
Indianapolis, Indiana 46219
(Address of Principal Executive Offices) (Zip Code)

WHITE RIVER CAPITAL, INC.
2005 STOCK INCENTIVE PLAN
(Full title of plan)

Martin J. Szumski
Chief Financial Officer
White River Capital, Inc.
250 North Shadeland Avenue
Indianapolis, Indiana 46219
(Name and address of agent for service)

(317) 806-2166
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, without par value per share	250,000 (2)	$ 13.99	$ 3,497,500	$ 374.24

(1)
Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee and based on the last sale price per share of common stock of White River Capital, Inc. as reported in the Pink Sheets on December 2, 2005.

(2)	This registration statement shall cover any additional shares of common stock to be issued as a result of stock dividends, stock splits, or similar transactions as provided in Rule 416(a).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

We are filing this Registration Statement on Form S-8 under the Securities Act of 1933 (the “1933 Act”) to register shares of the common stock of White River Capital, Inc. (“White River”) under the White River Capital, Inc. 2005 Stock Incentive Plan (the “Plan”). We will send or give to participants in the Plan the document(s) containing the information specified by Part I of this registration statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the 1933 Act. We are not filing such document(s) with the Commission but such document(s) constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that we have filed with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference in this registration statement:

(a)     our proxy statement/prospectus filed pursuant to Rule 424(b) on July 27, 2005;

(b)     (i) our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005;

    (ii) our Current Reports on Form 8-K filed on August 12, 2005 and September 2, 2005; and

(c)	The description of our common stock contained in the Registration Statement on Form 8-A filed on August 12, 2005.

All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law, as amended (“IBCL”), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified when they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

White River’s Articles of Incorporation provide that White River shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (the “Action”), by reason of the fact that he is or was a director, officer, employee or agent of White River, or is or was serving at White River’s request as a director, officer, partner, member, manager, trustee, employee or agent of another entity against expenses, including attorneys’ fees, judgments, settlements, penalties and fines actually or reasonably incurred by him in connection with the Action if such person acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in White River’s best interests, and in all other cases, was not opposed to White River’s best interests and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

White River maintains directors’ and officers’ liability insurance with an annual aggregate limit of $10 million for the current policy period, subject to a $100,000 retention at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or White River’s governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

This provision has no effect on any non-monetary remedies that may be available to White River or its shareholders, nor does it relieve White River or its officers or directors from compliance with federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling White River pursuant to the foregoing provisions or otherwise, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1/S-4 filed April 17, 2005, Reg. No. 333-123909)
4.2	Code of By-Laws of the registrant (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1/S-4 filed April 17, 2005, Reg. No. 333-123909)
4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1/S-4 filed April 17, 2005, Reg. No. 333-123909)
4.4	White River Capital, Inc. 2005 Stock Incentive Plan
5	Opinion of Barnes & Thornburg LLP
23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5)
24	Power of Attorney (included on signature page)

Item 9.	Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment of this registration statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 26, 2005.

WHITE RIVER CAPITAL, INC.

By:	/s/ Martin J. Szumski
Martin J. Szumski
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark R. Ruh and Martin J. Szumski, and each or any of them (with full power to act alone), his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto those attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby rectifying and confirming all that those attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(1) Principal Executive Office

/s/ John M. Eggemeyer, III	Chairman and	October 26, 2005
John M. Eggemeyer, III	Chief Executive Officer

(2) Principal Financial and Accounting Officer

/s/ Martin J. Szumski	Chief Financial	October 26, 2005
Martin J. Szumski	Officer

(3) A Majority of the Board of Directors

/s/ John M. Eggemeyer, III	Director	October 26, 2005
John M. Eggemeyer, III

/s/ William E. McKnight	Director	October 26, 2005
William E. McKnight

	Director	October 26, 2005
John W. Rose

/s/ Mark R. Ruh	Director	October 26, 2005
Mark R. Ruh

/s/ Donald A. Sherman	Director	October 26, 2005
Donald A. Sherman

/s/ Richard E. Waterfield	Director	October 26, 2005
Richard D. Waterfield

EXHIBIT INDEX

Exhibit Number	Description	Location
4.1	Articles of Incorporation of the registrant	Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1/S-4 filed April 17, 2005, Reg. No. 333-123909
4.2	Code of By-Laws of registrant	Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1/S-4 filed April 17, 2005, Reg. No. 333-123909
4.3	Specimen Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1/S-4 filed April 17, 2005, Reg. No. 333-123909
4.4	White River Capital, Inc. 2005 Stock Incentive Plan	Attached
5	Opinion of Barnes & Thornburg LLP	Attached
23.1	Consent of Deloitte & Touche LLP	Attached
23.2	Consent of Barnes & Thornburg LLP	(Included in Exhibit 5)
24	Power of Attorney	(Included on signature page)